EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors

American Realty Funds, Corp.

We hereby consent to the inclusion in this amendment No.1  to the Registration Statement of American Realty Funds Corporation (in development stage) on Form S-11A of our report dated November 12, 2010, with respect to our audits of the financial statements of American Realty Funds Corporation as of June 30,2010 (which report expresses an unqualified opinion on those financial statements and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing in the Prospectus which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus forming a part of the Registration Statement.

/s/ McConnell and Jones, LLP

Houston, Texas

January 10, 2011

3040 Post Oak Blvd., Suite 1600

Houston, TX  77056

Phone:  713.968.1600

Fax: 713.968.1601

WWW.MCCONNELLJONES.COM